Exhibit 99.2
Investor Update
July 24, 2019
This investor update provides Spirit's third quarter and full year 2019 guidance. All data is based on preliminary estimates.
For the third quarter 2019, Spirit estimates its total revenue per available seat mile (“TRASM”) will be in the range of down 1% to up 1%.
Spirit estimates its cost per available seat mile excluding fuel (“CASM ex-fuel”) for the third quarter 2019 will be up 7.0% to 8.0% year over year.  Compared to initial expectations at the beginning of the year of up 1% to 2% year over year, 150 basis points are related to the previously disclosed additional costs in conjunction with the Ft. Lauderdale runway closure. Additionally, 150 basis points of pressure is related to reduced ASM production primarily due to a lower completion factor assumption, 100 basis points are due to lower stage, and 200 basis points are primarily related to higher estimates for flight disruption costs.  Spirit is assuming a lower completion factor for the remainder of the year in anticipation that the challenging weather conditions will continue.
“In developing our summer 2019 plan, we tried a few things to improve overall efficiency and profitability.  We reduced our pilot reserve levels while at the same time we increased aircraft utilization. Many of the new routes we added had shorter than average stage; therefore, in order to reach our utilization target, we also added a few more departures. These actions reduced the buffer in the system to recover from adverse weather. Admittedly, we were over-aggressive in our assumptions about weather disruptions this year which, when coupled with our changes, exacerbated the level of flight disruptions we’ve been experiencing.   We are pivoting and are adjusting our crew reserve levels and schedule design for the peak period next year,” said Ted Christie, Spirit’s President and Chief Executive Officer. “While we are not satisfied with these results, we have a firm understanding of the inputs driving the cost pressures. We are confident the refinements we are making will set us up well for 2020.”
The Company estimates its fourth quarter CASM ex-fuel will be up 3.5% to 4.5% year over year with full year CASM ex-fuel expected to be up 4.5% to 5.0%. On a full year basis, compared to the previous guide of up 2.0% to 3.0% year over year, 50 basis points are due to lower than previously expected ASM production, 60 basis points are due to lower stage, with the remaining primarily related to higher estimates for flight disruption costs.
The Company will provide additional details regarding its outlook for 2019 on its conference call scheduled for July 25, 2019.

	3Q19E	3Q18A	FY2019E	FY18A

Capacity - Available Seat Miles (ASMs) (%Change/Thousands)	Up 13%	9,579,448	Up 14.5%	36,502,982

Total Revenue per ASM (TRASM) (%Change/Cents)	Down 1% to Up 1%	9.44		9.10

Adjusted Operating Expense Ex-Fuel per ASM (%Change/Cents)(1)	Up 7% to 8%	5.22	Up 4.5% to 5%	5.30

Average Stage Length (Miles)	990	1,033	Down 2.8%	1,032

Fuel Expense
Fuel gallons (Millions)	125	110	472	412
Economic fuel cost per gallon ($)(2)	$2.13	$2.36		$2.28

Interest Expense, Net of Capitalized Interest and Interest Income ($Millions)	$15.0	$14.5	$61.4	$54.8

Effective Tax Rate, Non-GAAP	24%	23.1%	24%	23.6%

Wtd. Average Diluted Share Count (Millions)	68.6	68.5	68.6	68.4

Full Year 2019 Guidance
Full Year 2019E
Estimated Cash Tax Rate(3)	1% to 2%

Capital Expenditures ($Millions)
Purchase of property and equipment, net of pre-delivery deposits and refunds:(4)	$454
Other capital expenditures	$50
Total capital expenditures	$504

Anticipated proceeds from issuance of long-term debt ($Millions)	$177

Other Working Capital Requirements ($Millions)
Payments for heavy maintenance events(5)	$195
Pre-paid maintenance deposits, net of reimbursements	$(71)

Footnotes

(1)	Excludes special items which may include loss on disposal of assets, special charges, and other items.
(2)	Includes fuel taxes and into-plane fuel cost.
(3)	Spirit's cash tax rate differs from its effective tax rate primarily due to the benefit related to bonus depreciation on the acquisition of purchased aircraft.
(4)	Excludes capital commitments related to 6 aircraft that the Company anticipates to be financed via sale leaseback transactions. Includes the purchase of 3 spare engines.
(5)	Payments for heavy maintenance events are recorded as "Deferred heavy maintenance" within "Changes in operating assets and liabilities" on the Company's cash flow statement.

Spirit Airlines, Inc.

	Aircraft Delivery Schedule (net of Scheduled Retirements) as of July 24, 2019
	A319	A320 CEO	A320 NEO	A321 CEO	Total
Total Year-end 2018	31	60	7	30	128

1Q19	—	1	4	—	5
2Q19	—	1	1	—	2
3Q19	—	2	2	—	4
4Q19	—	—	6	—	6
Total Year-end 2019	31	64	20	30	145

1Q20	—	—	6	—	6
2Q20	—	—	4	—	4
3Q20	—	—	6	—	6
4Q20	—	—	5	—	5
Total Year-end 2020	31	64	41	30	166

2021	—	—	27	—	27
Total Year-end 2021	31	64	68	30	193

Seat Configurations

A319	145
A320	182
A321	228

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the third quarter and full year 2019, including expectations regarding the delivery schedule of aircraft on order, announced new service routes, revenues, TRASM, cost of operations, operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. References in this report to “Spirit,” “we,” “us,” “our,” or the “Company” shall mean Spirit Airlines, Inc., unless the context indicates otherwise. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.